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                                                                    EXHIBIT 99.1



SpectRx, Inc. (770) 242-8723                 FRB|Weber Shandwick (212) 445-8400

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
Bill Wells - Media                     Alison Ziegler      Julie Tu                 Judith Sylk-Siegel
Thomas H. Muller, Jr. - Financial      General Contact     Analyst Information      Media Contact
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           SpectRx, Inc. Acquires Innovative Insulin Delivery Company

    ACQUISITION EXPANDS SPECTRX'S DIABETES PRODUCTS TO INCLUDE A PORTFOLIO OF
                     FDA-CLEARED INSULIN DELIVERY PRODUCTS

  INSULIN PUMP DISPOSABLES OF ACQUIRED COMPANY EXPECTED TO BE LAUNCHED IN 2002

         NORCROSS, GA and LOS ALTOS HILLS, CA (January 2, 2002) -- SpectRx, Inc. (NASDAQ: SPRX) today announced it has acquired Sterling Medivations, Inc. of Los Altos Hills, California, a privately-held developer of innovative insulin delivery products for people with diabetes. The acquisition will expand SpectRx's diabetes business by adding a portfolio of FDA-cleared insulin delivery products, including consumables for the rapidly growing insulin pump market. SpectRx is currently developing a continuous glucose monitor with Abbott Laboratories (NYSE: ABT). SpectRx plans to launch the newly acquired line of FDA-cleared insulin pump consumables in 2002, which the Company believes will increase its revenue potential. Sterling also has several additional innovative insulin delivery products currently in development or under FDA review.

         Sterling was acquired on December 31, 2001 by the merger of a newly-formed, wholly-owned subsidiary of SpectRx with and into Sterling Medivations, Inc. As a result of the merger, SpectRx issued approximately 620,000 shares of its common stock to former stockholders of Sterling Medivations. SpectRx also agreed to assume the existing stock option plan of Sterling Medivations, and if all assumed stock options were exercised, SpectRx would be required to issue approximately an additional 23,000 shares of its common stock to former holders of options to purchase Sterling Medivations common stock. Up to approximately an additional 1.2 million shares of SpectRx's common stock could be issued to former stockholders and option holders of Sterling Medivations, if the products developed by Sterling meet specified financial goals. The closing sales price for a share of SpectRx common stock on December 31, 2001 was $x.xx, which, based on the shares of SpectRx common stock issued on December 31, 2001, initially values the transaction at approximately $xx million.

         "This acquisition will allow SpectRx to generate near-term revenue in the $200 million diabetes insulin pump disposables market, while development work continues with Abbott Laboratories on our continuous glucose monitoring product," said Mark A. Samuels, Chairman and CEO of SpectRx, Inc. "After Sterling's initial product introductions expected in 2002, its existing product pipeline could lead to new product introductions at regular


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         intervals thereafter. Sterling is also a key strategic asset, in that it will help us achieve our ultimate goal of developing a closed-loop diabetes management solution that would combine our continuous glucose monitoring system with an insulin delivery system in one easy-to-use device."

         "We believe that SpectRx has the right combination of experienced management and expertise in the field of diabetes to become a leader in diabetes care," said Joel Douglas, Sterling Medivations Co-founder and Chief Technical Officer. Mr. Douglas was a co-founder of alternate site glucose test maker, Amira Medical, Inc.

         The Sterling Medivations acquisition will also help SpectRx establish distribution channels and additional partnerships in the diabetes marketplace. The new insulin delivery products are expected to be marketed through specialty diabetes supply channels, retail pharmacies and wholesalers as well as directly to consumers. Initial products and estimated launch dates are as follows:

         SIMPLE CHOICE(TM) SOFT - A soft catheter infusion set designed to fit all insulin pumps sold in the U.S. Currently, this product is expected to be launched in the third quarter of 2002.

         SIMPLE CHOICE(TM) QUICK - A low-profile soft catheter infusion set with special quick disconnect features, "no kink" tubing and a 360 (degree)- rotating hub designed to fit all insulin pumps sold in the U.S. Currently, this product is expected to be launched in the third quarter of 2002.

         SpectRx management will hold a conference call and webcast Wednesday January 2, 2002, at 11 a.m. eastern to discuss the acquisition. The webcast will be available at www.streetevents.com.

         SpectRx is a medical technology company providing innovative detection, monitoring and treatment solutions for diabetes, cancer and other niche markets. SpectRx is developing and will market a line of innovative insulin delivery products for people with diabetes. This will complement SpectRx's consumer device for continuous glucose monitoring being developed with partner Abbott Laboratories (NYSE: ABT). SpectRx is also developing, along with partner Welch Allyn, a product for the non-invasive detection of cervical cancer based on its biophotonic technology. SpectRx also developed and currently markets the BiliChek(TM), a non-invasive, painless monitor for infant jaundice. SpectRx was developed around its leading-edge biophotonic detection and monitoring technology, which uses light and spectral energies to develop painless alternatives to blood-based and tissue-based procedures. For more information, visit SpectRx's web sites at www.spectrx.com and www.bilicheck.com, or use Internet keyword spectrx.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in

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context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: unexpected difficulties in integrating the operations of Sterling Medivations, the early stage of products in development, its dependence on collaborative arrangements, its dependence on licensed intellectual property, the uncertainty of market acceptance of its products, the intense competition in the medical device industry, the uncertainty of capital to develop products, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Forms 10-Q for the first, second and third quarters of 2001 filed by SpectRx.

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